Issuer Free Writing Prospectus Issued December 15, 2008	Term Sheet to Prospectus Supplement Registration Statement No. 333-155601 Dated December 15, 2008 Rule 433
The Kansas City Southern Railway Company
$190,000,000 13% SENIOR NOTES DUE 2013

The following information supplements the Preliminary Prospectus Supplement of The Kansas City Southern Railway Company (“KCSR”), dated December 15, 2008, filed as part of Registration Statement Number 333-155601 in relation to the 13% Senior Notes due 2013.

Title of Securities:	13% Senior Notes due 2013 (the “Notes”)

Aggregate Principal Amount Offered:	$190,000,000

Maturity:	December 15, 2013

Price to Public:	88.405% per Note and accrued interest, if any

Net Proceeds to KCSR after Expenses:	$164,169,500

Underwriting Discount:	2%

Interest Rate:	13%

Yield:	16.5%

Interest Payment Dates:	June 15 and December 15 of each year, beginning on June 15, 2009

Record Dates:	June 1 and December 1

Optional Redemption:	KCSR may redeem some or all of the Notes prior to December 15, 2011 by paying either 101% of the principal amount of the Notes or a “make whole” premium, whichever is greater, plus, in each case, accrued and unpaid interest, if any, as set forth in the prospectus supplement.

KCSR may redeem the Notes, in whole or in part, at any time on or after December 15, 2011. The redemption price for the Notes (expressed as a percentage of principal amount) will be as follows, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period commencing on December 15 of any year set forth below:

Year	Redemption Price
2011	113.0%
2012	106.5%

In addition, at any time prior to December 15, 2010, KCSR may, on one or more occasions, redeem up to 35% of the aggregate principal amount of the Notes with net cash proceeds from specified equity offerings at the redemption price of 113% of the principal amount thereof, plus accrued and unpaid interest, if any.

Tax Treatment:	The Notes will be issued with original issue discount (“OID”) for U.S. federal income tax purposes and U.S. Holders will be required to accrue OID into gross income on a constant yield basis in advance of the receipt of some or all of the cash attributable to such OID, regardless of their regular method of tax accounting.

Trade Date:	December 15, 2008

Settlement Date:	December 18, 2008

CUSIP:	485188 AH9

Underwriter	Principal Amount
Morgan Stanley & Co. Incorporated	$87,400,000
Banc of America Securities LLC	$57,000,000
Scotia Capital (USA) Inc.	$30,400,000
BMO Capital Markets	$7,600,000
SunTrust Robinson Humphrey, Inc.	$7,600,000